Exhibit 99.1

Savient Pharmaceuticals, Inc.

Conference Call on Pegloticase Scientific Presentations

October 29, 2008

9:00 a.m. PT / 12:00 p.m. ET

Operator:

Hello, everyone, and welcome to today’s conference call, hosted by Savient Pharmaceuticals. With us this morning, we have Dr. Zeb Horowitz, Chief Medical Officer, Phil Yachmetz, Executive Vice President and Chief Business Officer, and Mary Coleman, Director, Investor Relations. After the prepared remarks there will be a question and answer session. If you would like to ask a question during this time, simply press star and then the number one on your telephone keypad. All participants will be in a listen-only mode. This call is being recorded. Your participation implies consent to our recording this call. If you do not agree to these terms, simply drop off the line.

I will now turn the conference over to Phil Yachmetz. Please go ahead, sir.

Phil Yachmetz:

Thank you for joining us on today’s call. We are pleased to have this opportunity today to speak with you following the scientific presentations relating to pegloticase at the ACR annual meeting that was held this week. Before we begin I would like to read our Safe Harbor Statement.

Comments made by management during this conference call will contain forward-looking statements that involve risks and uncertainties regarding the operations and future results of Savient Pharmaceuticals. In particular we need to stress that when we discuss information regarding the results from our development program for pegloticase or Puricase, which are still subject to further analysis and review by the FDA and other regulatory agencies, or the possibility of obtaining regulatory approval for our products in the United States or outside the United States. No inference of the overall success of this development program or guaranty of approval can be implied, as these matters are subject to a number of risks and uncertainties. We encourage you to review the company’s past and future filings with the Securities and Exchange Commission, including without limitation the company’s quarterly reports on Form 10-Q and our annual report on Form 10-K, which identify important factors that may cause actual results or events to differ materially from those described as forward-looking statements. Furthermore, the content of this conference call contains time-sensitive information that is accurate only as of the date of the live broadcast, October 29th, 2008. We undertake no obligation to revise or update any statements to reflect events or circumstances after the date of this conference call.

I will now turn the call over to Dr. Zeb Horowitz, our Chief Medical Officer.

Zeb Horowitz:

Thank you, Philip. Thank you for joining us on this call today. The last three days here at ACR should have been a terrific backdrop and venue to release new pegloticase Phase 3 and OLE data. However, despite the recognition of the excellent clinical efficacy, there has been concern about the safety results reported Sunday at the plenary session. Therefore, I would like to correct a number of incorrect conclusions that have been drawn from the information presented in the plenary session on the pegloticase development program. Furthermore, I will review with you the multiple lines of evidence, which we believe provide strong rationale that pegloticase is not causally related to any of the cardiac related adverse events that analysts have focused upon over the last few days.

The first item I need to correct is the impression that there were a total of eight cardiac SAEs in the pegloticase treatment groups and zero in the placebo group. In fact, the death of a placebo patient due to a cardiac SAE four months after completion of therapy in the trial, as previously reported, must be included in this analysis because there was no censoring rule in our special protocol assessment for data cutoff after six months of treatment. As the sponsor, of course we are obligated to follow up and include this event in our data set and we have done so. However, this placebo patient was erroneously omitted from the data used for this presentation, therefore, including this placebo patient in the pegloticase data set, we have a total of nine cardiac SAEs – excuse me, we have a total of eight cardiac SAEs in the pegloticase treatment groups and one in the placebo group, which is more in line with the four-to-one randomization scheme used in these studies.

Now I would like to review specific information regarding the cardiac adverse events and why we, our investigators and our consultants strongly believe that there is no causal relationship to pegloticase. It is important to understand the baseline medical history of patients who enrolled in the pegloticase program as a whole. The proportion of patients with medical history of cardiac disease in each of the groups was approximately 75 percent in the every two-week group, 77 percent in the every four-week group and 77 percent in the placebo group. Diabetes and renal failure were present in about a third of patients in each of the study arms as well, and hypertension in more than 70 percent of patients.

Now let me give you brief medical histories for each of these nine patients so that the medical context in which these events occurred can be appreciated, supporting the lack of causality between pegloticase and the specific cardiac SAEs. You will see that in each of these cases there is strong evidence implicating preexisting disease as the most probable proximate cause for the cardiac event.

The first patient I will describe was a 76-year-old African-American male with a history of hypertension, intermittent hypophosphatemia due to chronic renal failure, secondary hyperparathyroidism, intermittent hyperkalemia, cardiac arrhythmias and renal capillary necrosis and chronic renal failure. Immediately prior to his ninth pegloticase infusion, prior to the pegloticase infusion, the patient developed symptoms of congestive heart failure, characterized by shortness of breath and coughing. He was hospitalized and the congestive heart failure resolved. After discharge, he received a pegloticase infusion and completed the trial in the every two-week group, after which he enrolled in the open-label extension. This cardiac SAE was not considered to be related to pegloticase.

The second patient was a 62-year-old African-American female with a history of hyperlipidemia, chronic renal failure, hypertension and systemic lupus erythematosus. Eleven days after her second pegloticase dose in the every four-week group, she developed hyperkalemia, secondary to chronic renal failure and a reentry tachycardia. She was hospitalized. The supraventricular tachycardia and hyperkalemia resolved. She was discharged from hospital and continued in the trial in the pegloticase every four-week group, eventually enrolling in the open-label extension. This cardiac SAE was not considered to be related to pegloticase.

The third patient I’ll describe was a 67-year-old Caucasian male with a history of an implemented defibrillator, atrial fibrillation, various non-specific other cardiac arrhythmias, chronic renal failure, mitral valve prolapse, cardiomegaly, hypertension and hepatic sclerosis. Three days after his seventh pegloticase dose the patient was hospitalized for cardiac arrhythmia and hypokalemia, secondary to diuretic therapy and following several defibrillator shocks. In hospital, his hypokalemia was stabilized and an acceptable ventricular rhythm established. After discharge, he remained in the study in the pegloticase every two-week group, eventually enrolling in the open-label extension. This cardiac SAE also was not considered related to pegloticase.

The fourth patient was a 73-year-old Caucasian male with a history of coronary artery disease, paroxysmal atrial fibrillation, recurrent hyperkalemia, polycythemia vera, hypertension, chronic renal failure. Twenty-seven days after his first infusion with pegloticase, the patient experienced angina and was hospitalized. He was diagnosed with an acute myocardial infarction. After discharge, he continued in the study on pegloticase every four weeks and enrolled in the open-label extension. This cardiac SAE also was not considered related to pegloticase.

The fifth patient was a 50-year-old Caucasian male with a history of coronary artery disease, hypertension, hypercholesterolanemia and three coronary artery stents. He was hospitalized 19 days after his first dose for angina. A myocardial infarction was ruled out. After discharge, he continued in the study on pegloticase every four weeks and enrolled in the open-label extension. This cardiac SAE was not considered related to pegloticase.

The sixth patient was a 61-year-old male with a history of congestive heart failure, hypertension, diabetes mellitus and a low ejection fraction, 17 percent, who, as previously reported, died at home 10 minutes after strenuous physical activity unloading a wood splitter. The patient received dose seven in the every two-week regimen. He had been scheduled to receive dose eight, however he had experienced a reaction to hydrocortisone pretreatment and consequently did not receive dose eight. The death, which was attributed to cardiac arrest, occurred approximately four weeks after dose seven. The event was not considered to be related to pegloticase.

The seventh patient was a 64-year-old American Indian-Alaskan Native male who was in the pegloticase every four-weeks group. Unknown to the investigator at the time of randomization, this patient had concealed a medical history that would have precluded his participation in the study. This history included end-stage cardiomyopathy with a terminal prognosis, with a profoundly low ejection fraction of 10 to 15 percent. We have previously reported this patient. His other known relevant medical history included multiple coronary arterial stents, atrial fibrillation, cardiac pacemaker, chronic renal failure, hypertension, coronary artery disease, congestive heart failure and hypercholesterolanemia. He was hospitalized for congestive heart failure one day following his second study drug or placebo infusion in the every four-week dose regimen. He recovered from the event of congestive heart failure the same day; however, during hospitalization the patient developed deteriorating renal function requiring dialysis. He later chose to discontinue dialysis and was transferred to hospice care. The patient subsequently died due to kidney failure, as we have previously reported. The patient’s death was attributed to his underlying chronic renal failure.

The eighth patient I’ll describe was a 69-year-old Caucasian male with a long history of cardiac disease who was in the pegloticase every two-weeks group. His relevant medical history included bradycardia, coronary artery disease, triple-coronary artery bypass, peripheral vascular disease, cardiac murmur, hypercholesterolanemia, left carotid artery occlusion and right carotid artery endarterectomy, bilateral lower extremity edema, diabetic neuropathy, diabetes mellitus, hypertension, obesity, hyperkalemia of unknown duration, chronic renal failure and status post renal artery stent placement. The patient complained of weakness seven days after his last dose and was taken to his primary care physician, who noted that the patient had not felt well for the past few days, but did not make a specific diagnosis. Two days later, the patient felt worse and was driven to the hospital by his wife. The patient died on the way to the hospital. No autopsy was performed and the emergency room physician ascribed death to a cardiac arrhythmia. The event was not considered to be related to study drug or pegloticase.

The last patient I will describe was a 67-year-old Native American male, who had a history of benign prostatic hyperplasia and an obstructive nodule. He had been assigned to the placebo arm. The patient had previous serious adverse events of peripheral neuropathy, hypertension, (sincopy), pancreatitis, postherpetic neuralgia, diabetes, hyperlipidemia and coronary artery disease with stents. Let me correct that. He had previous serious adverse events, but this was his medical history. The investigator informed the sponsor that this patient who had received placebo during the double-blind study had died in-hospital, attributed to a cardiac disease approximately four months after the double-blind participation. The patient’s death was not attributed to study drug, or placebo in this case.

The five cardiac-related SAEs that were not previously reported or discussed were not reported by us because they were never viewed as pegloticase related adverse events by our investigators, our consultants or the company. The detailed medical histories of the patients, outlining their preexisting cardiovascular conditions and other comorbidities, their completion of the Phase 3 program and continuation in the open-label extension on drug without experiencing additional cardiac events led us to this conclusion.

The slide in the plenary session depicting cardiovascular SAEs was intended to positively demonstrate that the five patients with an opportunity for re-challenge continued in and completed the Phase 3 studies without interruption of pegloticase treatment. And furthermore, all five enrolled in the open-label extension and continued drug therapy. None of these patients had a subsequent cardiac event, although one did discontinue in the open-label extension due to an infusion reaction. The successful re-challenge of a patient after an adverse event is generally viewed as a high level of evidence that there is no causal link between a drug and an adverse event, particularly when the re-challenge period extends over months without a recurrence of the adverse event, as was the case for these five patients.

Excuse me a moment. <PAUSE>

There are two other lines of evidence that support the interpretation for a lack of a causal relationship between pegloticase and these cardiac events. When all cardiac related AEs, which included SAEs, are viewed across the three study arms, there is no imbalance across groups, with approximately 22 percent in the every two-week group, 33 percent in the every four-week group and 26 percent in the placebo group.

Cardiac adverse events are typically assessed from the – from the perspective of functionally-related categories, such as rhythm disturbance or an impairment of inotropy and/or thrombogenesis. Typically one expects to see a clustering of cardiac events within a particular functional category if there were a causal link between drug and event. In the pegloticase program there was no clustering of cardiac events in any functional category, again supporting the interpretation for lack of causal relationship to pegloticase treatment.

We take the safety profile of pegloticase very seriously and as part of our safety analysis of the database several months ago, we engaged an independent and well-respected cardiology consultant who has advised the FDA on other programs. And he reviewed all of these events, as well as all of the data. Our independent consultant agreed with us that none of these events are likely to be causally related to pegloticase treatment. In his opinion, there was no consistent temporal relationship to pegloticase infusion, duration of time in the study at the time of event, association with anti-pegloticase antibodies, uric acid responder status or any other parameter, except that all of the patients had a history of cardiac disease and other comorbidities, serving as sufficient proximate cause for these events.

The next incorrect impression that I need to correct from the plenary session is that a patient on pegloticase died of congestive heart failure. This is not correct. This patient described a bit earlier was hospitalized due to congestive heart failure one day following his second study drug or placebo infusion in the every four-week dosing regimen and this resolved. He later died of renal failure after withdrawing voluntarily from dialysis, as we have previously reported.

Finally, I need to correct a mistaken response by the speaker in the plenary session to a question from the floor about antibodies. The speaker stated that anti-uricase antibodies were measured in the program. This is not correct. We did not assess patient samples for the presence of anti-uricase antibodies. We did so only for anti-pegloticase, which is the intact drug product, and anti-polyethylene glycol or anti-PEG.

In summary, we at Savient, our investigators and our consultants view the cardiac adverse events that occurred in the study population, with over 75 percent cardiac comorbidities at baseline, as causally unrelated to pegloticase because of the multiple lines of evidence converging to support this conclusion. Furthermore, we believe in the context of crippling gout disease in an orphan population that has no effective treatment alternative, the risk-to-benefit profile remains highly favorable.

Lastly, we have become aware of certain published analyst reports of the pegloticase immunogenicity data presented yesterday at a scientific session. For the record, the highlights of the presentation were roughly as follows. There were no neutralizing antibodies. Only the highest tertile of pegloticase antibody titer was negatively correlated with responder status for uric acid control. Higher incidents of infusion reactions occurred in subjects with the highest tertile of pegloticase antibody, however, no relationship with the severity of infusion reactions was observed. Serum tryptase, a marker of mast cell degranulation, was not associated with or defined – or could define - a characteristic cluster of infusion reaction symptoms.

Eleven of 169 pegloticase-treated patients had a constellation of symptoms that included one or more of the following symptoms that a treating physician would take note of and might be concerned with, or would be concerned with, as we have previously reported. These include one or more of the following strider, wheezing, perioral or lingual edema, hemodynamic instability of any kind, with or without rash or urticaria. Only two of these 11 reactions were associated with an elevated tryptase level, somewhat above the upper limit of normal. Therefore the constellation of symptoms does not appear to define a characteristic reaction, that is it does not define anaphylaxis.

No spikes in IgE antibodies were seen. Only three of 212 patients had post-baseline increases of IgE and only one of these two had – only one of these three had two consecutive measurements that were over baseline. All IgE titers were very low and close to assay cutoff. No IgE was associated with any infusion reaction. No clinically relevant titers of anti-pegloticase IgE were present in any patients out to as long as 18 months, which is the time point at which they were – we have measured to. Therefore, IgE results in no way implicate anaphylaxis.

Few patients in the double-blind studies were ever positive for anti-pegloticase IgE and in those patients, as I said, the titers were so low that they were considered to be not meaningful, that is merely laboratory phenomena. There were 17 patients with a post-baseline measurement of – a post-baseline measurement of IgE at or above the cutoff, as we have previously reported, and 15 patients with IgE measurable at baseline, for a total of 32 patients. The anti-pegloticase IgE did not reveal any association to infusion reactions. Tryptase elevations were not associated with a consistent pattern of infusion reaction signs and symptoms and therefore did not identify a type of infusion reaction associated with mast cell degranulation, such as anaphylaxis,

The general absence of IgE increases the lack of association with tryptase increases and the relative ease of clinical management of these cases suggests that most if not all of these infusion reactions were very much like those commonly observed with other infusion biological. Taken together, these results show that the 11 patients described a bit earlier with one or more symptoms of interest do not constitute a group with anaphylaxis. These appear to be anaphylactoid in nature.

Dr. Michael Becker, who presented the pegloticase immunogenicity data, was unable to join us on this morning’s call. However, he is willing to make himself available for a conference call with management and the investment community to reiterate the scientific data and conclusions.

We wish to allow time for – adequate time for Q&A and so we will no longer belabor this call with a detailed review of the pegloticase Phase 3 and open-label extension efficacy data, which we believe speaks for itself. However, here is a quick summary of the highlights. In terms of plasma uric acid, normalization of plasmic uric acid was sustained out to 18 months in both the ever two-week and every four-week pegloticase treatment arms. In terms of the response in gout tophi, the proportion of patients achieving a tophus-complete response met statistical significance in each individual trial for the every two-week pegloticase treatment arm. The proportion of patients achieving a tophus-complete response met statistical significance in the pre-specified pooled analysis for the pegloticase every four-weeks treatment arm. There was sustained and continued improvement in the proportion of patients achieving a tophus-complete response during the open-label extension in both the pegloticase every two-week and every four-week treatment arms.

In terms of gout flares, after the initial increase in months one to three, there was a statistically significant reduction in gout flare incidents, with an amplitude of about 40 percent in months four to six of the Phase 3 study in the pegloticase every two-week treatment arm as compared to placebo. In the every two-week treatment arm, patients who received at least 12 months of continuous pegloticase therapy achieved a nine-fold decrease in gout flare incidents versus baseline. That is 0.2 flares for three-month period versus 1.7 flares for three months at baseline.

In the very four-week treatment arm, patients who received at least 12 months of continuous pegloticase therapy achieved a four-fold decrease in flare incidents versus baseline, 0.4 flares per three month period versus 1.7 at baseline.

I will now turn the call over to the operator for your questions.

Operator:	At this time I would like to remind everyone, in order to ask a question please press star one on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

Your first question is from (Gene Mack) with Lazard Capital.

(Gene Mack):

Good morning, Zeb. Thanks for the additional detail on the patients and for clearing up the data. I have a couple of questions on the observation of cardiac SAEs. Was there – can you talk a little bit about the distribution among the centers that these patients were at? Was there – was there any sort of you know more than one evaluation of these patients at a – at a particular center?

Zeb Horowitz:	Gene, thank you. That’s an excellent question. Among the nine SAEs, I believe these occurred across eight centers, meaning one center reported two.

(Gene Mack):	And at the time of the pre-BLA meeting, was the FDA made aware of any of the – or to what extent do you think FDA has been made aware of the reported cases?

Zeb Horowitz:

Yes, Gene, you know at a pre-BLA the sponsor is always required to provide a briefing book. Our briefing book was sent into the agency as required, four weeks prior to the meeting. It contained details of all important efficacy and safety endpoints, including details about all of the patient deaths written as narratives. It included details about all of the SAEs in the study and it gave the FDA ample opportunity to review this material in detail.

(Gene Mack):

And then just one final question, in terms of the FDA’s focus on risk programs at this point, can you just give us a little bit of a description of what you might be proposing to FDA in terms of after-the-fact approval (inaudible)?

Zeb Horowitz:

Certainly. Our risk evaluation and mitigation strategy, which we have put into the BLA and will shortly be submitted to the FDA includes, if I may start with labeling language that provides for the safe and effective use of pegloticase, both in terms of identifying the correct patient population, how the drug should be administered and any appropriate cautions, based on comorbidities and the study inclusion/exclusion criteria. We do propose to the agency a program of careful signal detection in spontaneous reports. We propose a registry for approximately 2,000 patients to be accumulated over the first few years of post – of post-approval. This registry would carefully record how the physicians use the drug, whether they choose very two weeks or every four weeks, how long the patients stay on. It’ll provide C.R. – case report forms for collecting safety data, immunogenicity data, et cetera. We also, if we conduct any new randomized control trials post-approval, all of that data would be going through the same kind of safety signal detection.

In order to assess this in the most rigorous and objective manner, we have proposed setting up an independent or a – an equivalent of a data safety monitoring board, staffed with a cardiologist, a statistician and other appropriate specialists to review this data on an ongoing basis and meet FDA reporting requirements, which for the first few years I’m sure you’re aware is every three months post-approval. So this is all in the BLA. There’s a lot more there and we believe that this not only satisfies likely FDA requirements, but in many ways exceeds current FDA requirements.

(Gene Mack)	OK and what is your – I’ll jump back in the queue. Thanks.

Operator:	Your next question is (Kathryn Hu) with Credit Suisse.

(Kathryn Hu):	Hi. A lot of my questions have been asked by Gene actually. I’m just curious, to Phil, to the extent that you can provide any color on the strategic funds at this moment.

Phil Yachmetz:	We’re going to do that at the quarterly conference call next week, Kathryn. I think that’s a more appropriate setting.

(Kathryn Hu):	All right, thank you.

Phil Yachmetz:	Thank you.

Operator:	Your next question is from Salveen Kochnover with Collin Stewart.

Salveen Kochnover:	Were there any correlation between the antibody levels and the cardiovascular events?

Zeb Horowitz:	None were observed.

Salveen Kochnover:	Great and how is the FDA going to evaluate the safety events? Is it the totality of the events, the AEs and SAEs in the groups? How would they look at this data?

Zeb Horowitz:

Well we have provided the data sets to the FDA in the formats that they specify. We have performed all of the usual required analyses and presented these in our documents. They will look at any discrepancies, clustering of events; they will look at each individual serious event as reported with our patient narratives. They have the opportunity to do their – because they have access to all of our raw database, they have the opportunity to do their own correlation analyses of any parameter they should seek to test, so they will do a rigorous, disciplined review much along the lines of what we have done.

Salveen Kochnover:

Great and then just a last question. You know based on the data – the efficacy data presented at ACR, it looks like there’s a demonstrated continued reduction in gout flares and tophi out to 12 to 18 months. Can you maybe comment on treatment duration and how you think physicians will use this drug?

Zeb Horowitz:	Yes. Would you like me to give you any more specifics or just comment on that question?

Salveen Kochnover:	Both, that’s fine.

Zeb Horowitz:	OK, just give me a moment. And you’re speaking specifically about gout flares?

Salvene Kuschnover:	Yes.

Zeb Horowitz:

First, let me point out that in the open-label extension, patients who had received placebo in the double-blind studies could have received their first exposure to pegloticase in the open-label extension or GOUT 3, therefore all the patients that we enrolled in GOUT 3, which entered that study double – still blinded to their treatment in the Phase 3 program were required to continue gout flare prophylaxis, which was colchicines or NSAID. However, after three months in the open-label extension, physicians were allowed to decide whether or not they wanted to continue that gout flare prophylaxis consistent with the reduction in gout flares, back to baseline or even below baseline that we have demonstrated in the Phase 3 program.

I just described this new result in the open-label extension that by the time patients have been treated with pegloticase continuously for at least 12 months the frequency of gout flares was approximately 0.2 flares over a three-month period and you understand the need for looking at a three-month period. These are fairly uncommon events at this time, so you need a longer period of time as a baseline by which to count events, so 0.2 flares in – for three months in the every two-week group and 0.4 flares per three months in the every four-week group. And these contrast with a baseline of 1.7 flares per three months for both groups, therefore, we saw a nine- and a four-fold reduction of the flare rate and that’s consistent all the way out to 18 months.

Now when you go out that far, we have 101 patients at 12 months and about 69 patients at 18 months, so it’s not huge numbers, but we believe the data is large enough and the treatment effect is large enough, we consider this robust data. So as you’d ask the question, how long will physicians continue treating, I can’t give you a firm answer, but the fact that patients continue to see improving benefit over time without any new antibodies being formed, without any increasing frequency or worsening of infusion reactions or any other negative safety signal, my thinking is that physicians will want to continue to treat as long as they see continued benefit, or certainly improving benefit, and as long as the drug is well-tolerated. That said, we do have evidence that more than 95 percent of the patients who completed phase three entered the open label extension and if you’d like I can give you the metrics of the current population in this study but many of them remain in the trial at this time, and fundamentally they will not, they have refused to stop taking pegloticase case and their physicians insist as long as they’re tolerating the drug that they continue to get the drug in order to benefit from it.

Salveen Kochnover:	Great. Thanks, Zeb.

Zeb Horowitz:	Sure.

Operator:	Your next question is from Kim Lee with Pacific Growth Equity.

Kim Lee:	Good morning. A couple of questions for Zeb. First to clarify, is the FDA aware of these nine cardiac events?

Zeb Horowitz:

Yes, as I answered an earlier question, we presented all of these and all other safety data in summary form but specifically these events were listed to the FDA previously and they are aware of them. Yes.

Kim Lee:	Great. And when were they informed of these patients?

Zeb Horowitz:

Well, the earliest time that they would have been informed formally probably would have been with our pre BLA briefing book back in mid-March because the briefing book went to the agency four weeks before the meeting.

Kim Lee:	OK. Great. And what have your discussions with the FDA been like since that point time, if you have had any?

Zeb Horowitz:

Yes, I have had no discussion with the FDA since the pre BLA meeting. We have had some conversation about formatting the BLA and because there’s been some specific questions pop up about the electronic publishing of the document and how they would like things presented. But I’ve had no discussion with the agency about any substantive matter of efficacy or safety.

Kim Lee:

OK. And last thing, what are the various scenarios that you see happening at a potential panel meeting which we expect likely early ’09 you know as far as approval versus non-approval versus potential requirement to have additional trials and stuff.

Zeb Horowitz:

Right. You know this is something that I have been thinking about for a long time. We’ve considered with various consultants and we will continue to consider with our consultants, and obviously take very seriously. We think and have said repeatedly that we believe that there are only two safety signals related to the drug and that is the increased frequency of gout flares in the first two or three months of the study.

As you know there were very few drop outs due to gout flares. This is treated with a standard paradigm of treatment. It is expected for any successful urate therapy. The only surprising fact about our gout flares is that it only lasts for the first three months, whereas for other urate therapies, this goes on for 12 months or longer.

The second is infusion reactions. We’ve described those in detail. We believe that labeling, physician education, infusion nurse education, the fact that the drug will only be used in infusion centers with staff trained to use infusion products, and with appropriate life support equipment availableshould that be necessary and the fact that only rheumatologists will be able to make the appropriate diagnosis and, appropriately treat the patients are all mitigating features that we do not view any aspect of infusion reactions as an approvability issue. We view all of that in terms of labeling and part of the risk evaluation mitigation strategy. We do believe that the agency will look very closely and, in a rigorous and disciplined way at any safety signal including cardiac safety. We have broken this out specifically as an area of interest in the BLA. We have provided them with all of our analysis. We expect them to do their own analysis. I think the question that might come up as a panel, in not so much is pegloticase causing these events but, should there be any restriction for the most severe and unstable cardiac patients. And, you will recall that in our exclusion criteria, we did not permit patients if we knew that they had uncontrolled hypertension, unstable angina, non-compensated congestive heart failure. So, our label will reflect that we have no data in that very medically unstable population.

Operator:	You’re next question is from Joseph Schwartz with Leerink Swann.

Eric Barma:	Hi, good afternoon. This is Eric Barma in place of Joe Schwartz. We have a few questions.

So, the first is that you said that 95 percent of patients continued on in the open label extension. I was wondering if you could remind us of the percent who completed the initial study as well those who’ve kind of completed the open label extension 212 on the 18 months?

Zeb Horowitz:

Yes, about – across the board we had about a 75 percent completer rate. From the double-blind studies of these who completed across the board, about 95 percent went into the open label extension. We have 101 patients who have completed 12 months of continuous exposure. Please be aware that within that number 101, some of those patients actually had 12 months on drug only in the open label extension because they were on the placebo arm during the phase three studies. But, most of them it’s six plus six months. At 18 months there are 69 patients. And, this is from the database submitted – or, we will submit in the BLA. Obviously the open label extension is ongoing. This data set was cut at the end of April. We’re cutting on Friday the data for our 120 day safety update. And, we’ll have many more patients out to 12, 18 and even 24 months of continuous exposure for the safety update.

Eric Barma:	OK. That’s very helpful.

And then, also, can you mention what you think the likelihood of having a panel is for Puricase?

Zeb Horowitz:

Well, we are going forward with the assumption that we will have a panel. And, prepare for it internally and with our consultants. And, if we don’t get a panel, it’ll just help us understand our data even better. But, I don’t think we can afford to even think that there’s a chance that we wouldn’t get a panel. I really don’t know if we will or we won’t. I’ve previously said that at the pre BLA meeting when we asked the division director, directly, will there be a panel? The response was we have not talked about it, we haven’t considered it, that is something that would be decided after you submit.

Eric Barma:	OK. Great.

And, lastly, do you think there is any potential chance that the final label might exclude patients who have pre-existing CV?

Zeb Horowitz:

I think that the label is likely to exclude the patients that we excluded from the studies, which include patients with very severe, unstable heart disease, characterized by unstable angina, non-compensated congestive heart failure, et cetera.

I do not think that patients who are medically stable will be excluded because fundamentally these patients are subjected to frequent, severe gout flares and, crippling disease. Pain and ongoing chronic inflammation. And, I think these patients are at huge cardiac risk from their underlying disease. And, if you can mitigate that underlying disease with a drug, these patients will be benefitted.

Operator:	Your next question is from Gene Mack with Lazard Capital.

Gene Mack:	Hi, Zeb. Just on the overall adverse event – cardiac adverse events, did you see any correlations there with any particular frequency of a particular event.

Zeb Horowitz:

Thank you. No, we did not. As you know the exception is chest pain associated with infusion reactions, that’s one of the characteristics. Back pain or, chest pain or, muscle cramping. But, within the cardiac SAE’s and cardiac events, there was no clustering, as I said before, in a functional category.

They were all sporadic

Gene Mack:	OK.

And of the 60 or so patients that are on 18 months open label, can you give us an idea of the percentage breakdown as to which percent’s on the every two week, versus which percent’s on the every four week?

Zeb Horowitz:

Yes, it’s – I don’t have that number with me. But, I can tell you an approximation. Right from the get go with enrollment in the open label, the proportion of patients was about 60 percent or, 65 percent in the every two week group. And, 35 or 40 percent in the every four week group. The same kind of ratio occurred for patients whether they had been on placebo or, they were on study drug. Although, the placebo patients apparently have a higher percentage on the every – when they switched a little bit higher on the every two week group. That same percentage is more or less held up over 18 months, even though we allowed patients to switch from every four weeks to every two weeks.

And, if I may make a comment, Gene, we did the first uric acid measurement in the open label extension after a patient had been in the open label extension for three months to avoid un-blinding any physician assessment that was safety end point within the phase three studies. So, even after the physicians became aware of the uric acid levels, and in any patients in the open label whose uric acid when measured was elevated, as long as that patient tolerated the drug, these physicians have not discontinued treatment because the uric acid in some of those patients was elevated in the open label. They persisted and, many of these patients have demonstrated clinical benefit such as tophus complete response, reduction in gout flares and, improvement in other parameters.

Operator:	Your next question is from Rachel McMinn with Cowen and Company.

Rachel McMinn:	Thanks very much.

I wanted to better understand what’s in your BLA. I think you said that you only have data at this point through April? Is that commensurate with the FDA asked for? I thought you had mentioned at that time that you wanted to have longer term data?

Zeb Horowitz:

Yes, it is precisely in line with the FDA written request and, our written response. The FDA asked us to provide data for patients who had a total exposure of drug of at least 12 months. At the time we had the BLA meeting, we had a data cut off in the open label extension from the end of August, with about 15 patients. The FDA asked for more, though they didn’t specify a number. I knew that by – at that time of the meeting in April, we had 80 to 90 at least with 12 months exposure. I offered that to them. They were very satisfied with them. When we did the final analysis we found that actually there were 101 patients with at least 12 months exposure because there were some placebo patients that had 12 months of pegloticase treatment, just within the open label extension. That total number of 101 with at least 12 months and 69 patients with 18 months and, a smaller group out to 24 months is in the BLA. When I talk about 120 day safety update, this is a routine requirement for all submissions that any new data from an ongoing study – safety data, be reported to the agency approximately 120 days post submission. And, we will do so in the first quarter as required. That will include data through the end of this month. So, we’ll have many more patients with longer exposures. And, the reason we’re cutting the data at the end of this month is it takes that much time between now and the time we submit it to the agency in order to clean the data, lock the database, analyze it and, report it.

Rachel McMinn:	Thank you. That’s very helpful.

And then, I’m wondering if there’s any way for you to explain further when you mentioned that you know you will be identifying the patient population in your label that this is appropriate for? Can you just drill down on that? What do you think the appropriate population is? And, does the core – the last corollary to that is, is there any way in your data set to try to identify particular features so that you can better understand who might or might not – excuse me, experience an infusion reaction? Thanks.

Zeb Horowitz:	Yes. These are two questions that are related but, not directly related. So, let me try and respond this way.

In general, any label for any drug must reflect the population for which data is available supporting approval. So, our label can never exceed the data set that we have provided. So, we have described before the entry criteria, both inclusion and exclusion. And, I very briefly review with you. Our target population is a treatment failure gout population consisting of men and women, adults, who have symptomatic gout, meaning at least three gout flares over an 18 month period. Or, one gout of this uric chronic gouty arthritis, who also either have a medical contraindication to the use of allopurinol or, at the maximum, medically appropriate dose of allopurinal for at least three months, have failed to normalize the uric acid. Both terms are operative. Symptomatic and allopurinol failures. That’s the target population. The only limitations to those – to that population are, as we have previously said, any patient who has G six PD deficiency of glucose phosphotitus deficiency. And, that’s because G six PD is one of the enzymes in the pathway responsible for neutralizing hydrogen peroxide. And, these patients should not get this drug because hydrogen peroxide is created. And, in the – if you have that rare genetic condition, you can’t handle the drug very well. Potentially. We’ve never seen it. But, it’s a potential so, that will be in our label as an exclusion. And, we will advise that patients of African or Mediterranean origin, if there’s sufficient reason, the physician should test for this prior to dosing.

We do expect as well, as I said, patients with unstable medical conditions such as unstable angina, non-compensated congestive heart failure, uncontrolled hypertension, should – we have not studied those patients, therefore, we lack evidence for those patients. And, if the drug is used, it should be used with caution. The agency may ask us to move that to an exclusion and, we would have no problem with that since they were excluded from these studies. Aside from that, I would only say if a patient has ever had a bad reaction to our drug, as we describe some of our severe infusion reactions, they probably should not get the drug again because of the risk that such a reaction could recur. But, I think that is the overall, in summary, the overview.

Now you asked a second question about infusion reactions. I would wonder, could you just repeat that question so I could understand it fully.

Oh, you’re off. I’m sorry. If you can come back on in the line, I’ll come back to that question. I apologize for not recalling exactly what you had asked.

Is there another question, please?

Operator:	Your next question is from Eun Yang with Jeffries.

Eun Yang:	Thanks very much. If you have mentioned this earlier, I apologize.

Is the BLA filing still on track by end of this month.

Zeb Horowitz:	As far as I am aware, yes it is. Definitely.

Eun Yang:	OK.

And then, is there a manuscript for the Phase 3 data for Puricase being prepared for publication?

Zeb Horowitz:

It’s in early stages. We were focusing on ACR and the BLA. Once the BLA goes in, part of my team will shift their focus, in part, to the main manuscript which we are hoping to submit to the New England Journal of Medicine.

Eun Yang:	OK.

When do you expect to complete the 12 month open label extension data? And, when we may expect to see the data?

Zeb Horowitz:

Let me try and answer the question this way. The initial protocol for the open label extension was a 12 month period. But, we amended that protocol for an additional 12 month period. And, we’re coming up to the time in December when we will actually have patients completing 24 months in the open label and, six months in the phase three studies.

Until the drug is approved, or until there is some other alternative therapy, we intend to allow patients to continue to use the drug because they have no alternative. So, until the – we close out the treatment in the open label, we can not call that study completed. And, we do not plan on doing another interim analysis in the open label, except as I reported to you of safety for the 120 day safety update. So, I would imagine if we get an approval in the first half of next year, we would not terminate the open label but, we would convert all patients who are willing to an observation arm. We might then report the data up to that conversion point. And, continue so we can capture whether or not and, how long, a durable remission can be observed.

Is that what you were looking for?

Oh, sorry.

Operator:	Your next question is from Kim Lee with Pacific Growth Equity.

Kim Lee:	Hi. Just a couple follow up questions.

Will you be releasing the 120 day update?

Zeb Horowitz:	That is a confidential document to the FDA. I guess the company could take under advisement whether or not there is any need to release that at the time. We’ll consider that at the time, I guess.

Kim Lee:	OK.

And, what has the potential partners thought about safety profile to date?

Zeb Horowitz:	I’m sorry, I can’t hear you.

Kim Lee:	What has potential partners thought about the safety profile of Puricase, so far?

Zeb Horowitz:

In all of the interactions I have had with any party reviewing our data, who has really seen the database, including consultants and any third party, the conclusion all have reached is that our safety database is very robust and supports FDA approval. That is unanimous.

Kim Lee:	OK. Great. Thanks.

Operator:	At this time there are no further questions. Dr. Horowitz are there any closing remarks?

Zeb Horowitz:	Yes. Just give me a moment.

In the summary, nothing has fundamentally changed in regard to the safety profile of pegloticase over the last 10 months, since we announced top-line results of Phase 3. In fact, we have seen remarkable consistency in the safety, tolerability and immunogenicity of pegloticase treated patients as they finished the Phase 3 program and, moved into the open label extension. What we have seen as patients continue in the open label extension, is they continued improvement in clinical outcomes.

We remain vigilant in our review of all the data from GOUT 1, 2 and 3, as we submit the BLA, which remains on schedule for filing with FDA this month. In this filing we are proposing a rigorous and fully appropriate risk evaluation mitigation strategy to insure that the drug is safely prescribed in the appropriate patient population.

I want to thank you for listening and, for your time this morning.

Operator:	Thank you for participating in today’s conference call. You may now disconnect.

END